UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of Earliest Event Reported): March 14, 2005



                             1-800-FLOWERS.COM, INC.
                   ------------------------------------------
             (Exact name of registrant as specified in its charter)

Delaware                                     0-26842                 11-3117311
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(State or other jurisdiction                (Commission         (I.R.S. Employer
of incorporation)                           File Number)     Identification No.)

1600 Stewart Avenue, Westbury, NY                                         11590
---------------------------------                                       --------
(Address of principal executive offices)                              (Zip Code)



  Registrant's telephone number, including area code:      (516) 237-6000


                                 Not Applicable
                 ----------------------------------------------
           Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12) [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)) [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


Top of the Form


Item 1.01. Entry into a Material Definitive Agreement.

On March 14, 2005, 1-800-FLOWERS.COM, Inc. announced that it had named Timothy
J. Hopkins as President of its Specialty Brands division. A description of the offer letter dated February 9, 2005 between 1-800-FLOWERS.COM, Inc. and Mr. Hopkins is included in Item 5.02 of this report, and is incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 14, 2005,  1-800-FLOWERS.COM,  Inc. announced that it had named Timothy
J. Hopkins as President of its Specialty Brands division.

Prior to joining 1-800-FLOWERS.COM, Inc., Mr. Hopkins, 51 years old, was employed with Sur La Table, Inc., a multi-channel upscale specialty retailer of gourmet culinary and serveware products, and served as its Chief Executive Officer and Director since 2001. Prior to joining Sur La Table, Inc., Mr. Hopkins was employed with Le Gourmet Chef, Inc., a national retailer of gourmet foods and served as its Chief Executive Officer, President and Director since 2000.

1-800-FLOWERS.COM, Inc. and Mr. Hopkins have entered into an offer letter dated February 9, 2005. Under the terms of the offer letter, Mr. Hopkins will be paid an annual base salary of $350,000, and will be eligible for participation in 1-800-FLOWERS.COM, Inc.'s Sharing Success Program under which Mr. Hopkins can achieve an annual target bonus of 50% of his base compensation, of which 40% will be a cash component and the remaining 10% paid through restricted stock.

The offer letter also provides that 1-800-FLOWERS.COM, Inc. will recommend to its Compensation Committee of the Board of Directors that Mr. Hopkins be included in 1-800-FLOWERS.COM, Inc.'s 2003 Long Term Incentive and Share Award Plan. Subject to the Committee's approval, Mr. Hopkins will be granted an option award that will give him the right to purchase 200,000 of 1-800-FLOWERS.COM, Inc.'s Class A Common Stock at the closing price on the date of his employment start date. The options will vest with respect to 40% of the options on the two year anniversary date of Mr. Hopkins' employment start date, and then 20% of options for each subsequent year Mr. Hopkins remains employed with 1-800-FLOWERS.COM, Inc. up to the fifth anniversary of the option award.

The offer letter further provides that Mr. Hopkins will be eligible to receive a one-time grant of 12,500 shares of restricted stock. The restricted stock vests on a four-(4) year cliff-vesting schedule with the stock vesting only after the fourth anniversary of Mr. Hopkins' employment start date. The offer letter further provides for relocation expenses as follows: (a) customary closing costs related to the sale of his current out-of-state residence and purchase of a new home in New York, (b) the provision of the services of a professional moving company, (c) provision for storage of personal belongings including a relocation allowance of up to $15,000, and some other ancillary relocation expenses.

In addition to the aforementioned, the offer letter does not provide a specific length for Mr. Hopkins' employment with 1-800-FLOWERS.COM, Inc. Notwithstanding the lack of a term in the offer letter, in the event that 1-800-FLOWERS.COM,
Inc.: (a) terminates the employment of Mr. Hopkins without "Cause," or (b) Mr. Hopkins terminates his employment with 1-800-FLOWERS.COM, Inc due to a "Constructive Termination Without Cause", or (c) Mr. Hopkins is terminated without "Cause" after the occurrence of a "Change of Control", then 1-800-FLOWERS.COM, Inc. will be responsible for: (1) an amount equal to Mr. Hopkins base salary through the date of termination, (2) any amounts, earned, accrued, due and owing, but not yet paid as of the date of termination, (3) a severance package equal to (x) Mr. Hopkins base compensation for a period of 12 months following termination of his employment with 1-800-FLOWERS.COM, Inc. or until Mr. Hopkins finds new employment whichever comes first, and (y) the ability to exercise options that vested prior to the termination date, except that the options can not be exercised past the life of the option.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          1-800-FLOWERS.COM, Inc.

March 22, 2005            By:      /s/William E. Shea

                                   Name: William E. Shea
                                   Title: Chief Financial Officer, Senior Vice
                                   President- Finance and Administration





                                                   Exhibit Index



Exhibit No.  Description

                             None.